Exhibit 10.2
EXECUTION COPY
PATRIOT COAL CORPORATION
PLEDGE AND SECURITY AGREEMENT
dated as of October 31, 2007
between
EACH OF THE GRANTORS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent

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PAGE

SECTION 9. REMEDIES	23
9.1 Generally	23
9.2 Application of Proceeds	24
9.3 Sales on Credit	24
9.4 Investment Related Property	25
9.5 Grant of Intellectual Property License	25
9.6 [Reserved]	25
9.7 Cash Proceeds; Deposit Accounts	25

SECTION 10. ADMINISTRATIVE AGENT	26

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	26

SECTION 12. STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM	27

SECTION 13. MISCELLANEOUS	27

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.5 — GOVERNMENT RECEIVABLES; LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 6.9 — AS-EXTRACTED COLLATERAL

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT

EXHIBIT D — [RESERVED]

EXHIBIT E — TRADEMARK SECURITY AGREEMENT

EXHIBIT F — COPYRIGHT SECURITY AGREEMENT

EXHIBIT G — PATENT SECURITY AGREEMENT

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          This PLEDGE AND SECURITY AGREEMENT, dated as of October 31, 2007 (this “Agreement”), between Patriot Coal Corporation (the “Borrower”), each of the subsidiaries of the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with the Borrower, the “Grantors”), and Bank of America, N.A., as administrative agent for the Secured Parties (as herein defined) (in such capacity as administrative agent, together with its successors and permitted assigns, the “Administrative Agent”).
RECITALS:
     WHEREAS, reference is made to that certain Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the lenders party thereto from time to time (the “Lenders”), and the Administrative Agent;
     WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Secured Hedge Agreements with one or more Hedge Banks and one or more Secured Cash Management Agreements with one or more Cash Management Banks;
     WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Hedge Banks and Cash Management Banks as set forth in the Credit Agreement, the Secured Hedge Agreements and Secured Cash Management Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements as set forth herein; and
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Administrative Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Additional Grantors” shall have the meaning assigned in Section 7.3.
           “Agreement” shall have the meaning set forth in the preamble.
          “Borrower” shall have the meaning set forth in the recitals.
           “Cash Proceeds” shall have the meaning assigned in Section 9.7. “Collateral” shall have the meaning assigned in Section 2.1.
          “Collateral Account” shall mean any account established by the Administrative Agent.
          “Administrative Agent” shall have the meaning set forth in the preamble.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals,

computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record"(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.
          “Copyright Licenses” shall mean any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue with respect to any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).
          “Copyrights” shall mean all United States, and foreign copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and whether or not the underlying works of authorship have been published, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the rights to sue or otherwise recover for past, present and future infringements thereof, and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Credit Agreement” shall have the meaning set forth in the recitals.
          “Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

          “Grantors” shall have the meaning set forth in the preamble.
          “Indemnitee” shall mean the Administrative Agent, and its and its Affiliates’ officers, partners, directors, trustees, employees, agents.
          “Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof) and (ii) any key man life insurance policies.
          “Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, and the right to sue or otherwise recover for past, present and future infringement, misappropriation, dilution or other impairment or violation thereof, including the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
          “Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.
          “Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.
          “Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.
          “Lender” shall have the meaning set forth in the recitals.
          “Majority Holder” shall have the meaning set forth in Section 10.
          “Material Contracts” means the Related Documents (as defined in the Credit Agreement).
          “Material Intellectual Property” shall mean any Intellectual Property included in the Collateral which is material to the business of any Grantor.
          “Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).
          “Patent Licenses” shall mean all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue with respect to any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in

Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).
          “Patents” shall mean all United States and foreign patents and certificates of invention, inventions or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application required to be listed in Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all improvements thereto, (iv) all rights to sue or otherwise recover for past, present and future infringements thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.
          “Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.
          “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust.
          “Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
          “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

          “Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
          “Pledge Supplement” shall mean an agreement substantially in the form of Exhibit A hereto.
          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivable Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.
          “Secured Obligations” shall have the meaning assigned in Section 3.1.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 of the Credit Agreement, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Trademark Licenses” shall mean any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue or permitting co-existence with respect to any Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications for any of the foregoing including, but not limited to, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks"(as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill of the foregoing, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Trade Secret Licenses” shall mean any and all agreements (whether or not in writing) providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue or otherwise recover for past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
          “United States” shall mean the United States of America.
     1.2 Definitions; Interpretation.

          (a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
          (b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. Each Grantor hereby grants to the Administrative Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired, created or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
          (a) Accounts;
          (b) As-Extracted Collateral;
          (c) Chattel Paper;
          (d) Documents;
          (e) General Intangibles (including, for the avoidance of doubt, each Material Contract);
          (f) Goods (including, without limitation, Equipment and Inventory (which, for the avoidance of doubt, shall include coal));

          (g) Instruments;
          (h) Insurance;
          (i) Intellectual Property;
          (j) Investment Related Property (including, without limitation, Deposit Accounts);
          (k) Letter of Credit Rights;
          (l) Money;
          (m) Receivables and Receivable Records;
          (n) Commercial Tort Claims now or hereafter described on Schedule 5.2;
          (o) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
          (p) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. (a) Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (i) any fixture, As-Extracted Collateral, lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by (A) any law, rule or regulation applicable to such Grantor, or (B) a term, provision or clause of any such lease, license, contract, property right or agreement to which any Grantor is a party (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code of the United States) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such fixture, As-Extracted Collateral, lease, license, contract or agreement not subject to the prohibitions specified in (A) or (B) above; provided further that the exclusions referred to in clause (i) of this Section 2.2(a) shall not include any Proceeds of any such lease, license, contract or agreement; (ii) any of the outstanding capital stock of a CFC in excess of 66% of the voting power of all classes of capital stock of such CFC entitled to vote; (iii) any intent-to-use application for trademark or service mark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such intent-to-use trademark or service mark application under applicable federal law; or (iv) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such money obligation or Capital Lease Obligation validly prohibits the creation of any other Lien in such Equipment.
          (b) Notwithstanding the foregoing, the creation (other than by this Agreement) or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets shall not be required if, and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that it is hereby acknowledged that no Grantor shall be required to take steps to perfect the security interest granted hereunder by indicating such security interest on the certificate of title for any motor vehicle or other asset that is covered by a certificate of title.
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
     3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).
     3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4. CERTAIN PERFECTION REQUIREMENTS
     4.1 Delivery Requirements.
          (a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Administrative Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Administrative Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Administrative Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.
          (b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Administrative Agent all such Instruments or Tangible Chattel Paper to the Administrative Agent duly indorsed in blank.
     4.2 Control Requirements.
          (a) With respect to any Deposit Accounts having a value in excess of $100,000, Securities Accounts having a value in excess of $100,000, Security Entitlements, Commodity Accounts having a value in excess of $100,000 and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Administrative Agent has Control thereof; provided, however, that such Control requirement shall not apply to any such Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees or to any such accounts, Security Entitlements or Commodity Accounts having a value at all times not in excess of $100,000. With respect to any Securities Accounts or Securities Entitlements having a value in excess of $100,000, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the Administrative Agent) pursuant to which the Securities Intermediary shall agree to comply with the Administrative Agent’s Entitlement Orders without further consent by such Grantor. With respect to any Deposit Account having a value in excess of $100,000, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Bank shall agree to comply with the Administrative Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor. With respect to any Commodity Accounts having a value in excess of $100,000 or Commodity Contracts having a value in excess of $100,000, each Grantor shall cause the Administrative Agent to have Control thereof in a manner reasonably acceptable to the Administrative Agent.
          (b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Administrative Agent), pursuant to which such issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.
          (c) With respect to any Letter of Credit Rights having a value in excess of $100,000 included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for any Collateral in which the Administrative Agent has a valid and perfected security interest), Grantor shall ensure that Administrative Agent has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Administrative Agent.
     4.3 Intellectual Property Recording Requirements.

          (a) In the case of any Collateral (whether now owned or hereafter acquired or created by any Grantor) consisting of U.S. patents and patent applications, such Grantor shall execute and deliver to the Administrative Agent a Patent Security Agreement in substantially the form of Exhibit G hereto (or a supplement thereto) covering all such patents and patent applications in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Administrative Agent.
          (b) In the case of any Collateral (whether now owned or hereafter acquired or created by any Grantor) consisting of registered U.S. Trademarks and applications therefor, such Grantor shall execute and deliver to the Administrative Agent a Trademark Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) covering such registered U.S. Trademarks and applications therefor in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Administrative Agent.
          (c) In the case of any Collateral (whether now owned or hereafter acquired or created by any Grantor) consisting of registered U.S. Copyrights and Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the exclusive licensee, such Grantor shall execute and deliver to the Administrative Agent a Copyright Security Agreement in substantially the form of Exhibit F hereto (or a supplement thereto) covering such Copyrights and Copyright Licenses is in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Administrative Agent.
     4.4 Other Actions. Each Grantor consents to the grant by, each other Grantor of a Lien in all Investment Related Property to the Administrative Agent and without limiting the generality of the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Administrative Agent or its designee following an Event of Default and to the substitution of the Administrative Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.
SECTION 5. REPRESENTATIONS AND WARRANTIES.
Each Grantor hereby represents and warrants, on the Closing Date and upon the date of each Credit Extension, that:
     5.1 Grantor Information & Status.
          (a) Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.
          (b) except as provided on Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;

          (c) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated; and
          (d) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).
     5.2 Collateral Identification, Special Collateral.
          (a) Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts other than any Securities Accounts holding assets with a market value of less than $100,000 individually, (4) Deposit Accounts other than any Deposit Accounts holding assets with a market value of less than $100,000 individually, (5) Commodity Contracts having a value in excess of $100,000 and Commodity Accounts having a value in excess of $100,000, (6) material United States registrations of Patents, Trademarks, and Copyrights owned by each Grantor, (7) material exclusive Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, (8) Commercial Tort Claims having a value in excess of $100,000, (9) Letter of Credit Right for letters of credit the value of which exceed $100,000, (10) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property; and (11) Material Contracts;
          (b) none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) Manufactured Homes, (3) Health-Care-Insurance Receivables; (4) timber to be cut, or (5) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the collateral consists of motor vehicles or other goods subject to a certificate of title statute of any jurisdiction; and
          (c) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
     5.3 Ownership of Collateral and Absence of Other Liens.
          (a) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Liens permitted by Section 7.01 of the Credit Agreement; and
          (b) other than any financing statements filed in favor of the Administrative Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Administrative Agent for filing and (y) financing statements filed in connection with Liens permitted by Section 7.01 of the Credit Agreement.
     5.4 Status of Security Interest.

          (a) upon the filing of financing statements naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Administrative Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first priority Liens subject to any Liens permitted by Section 7.01 of the Credit Agreement with respect to Collateral. Each agreement purporting to give the Administrative Agent Control over any Collateral is effective to establish the Administrative Agent’s Control of the Collateral subject thereto; and
          (b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in patents and patent applications registered Trademarks and Trademark applications, registered Copyrights and exclusive Copyright Licenses for registered works owned by (or for such Copyright Licenses granted to) any Grantor in the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Administrative Agent hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Liens permitted by Section 7.01 of the Credit Agreement).
     5.5 Goods & Receivables.
          (a) except as set forth on Schedule 5.5 (as such schedule may be amended or supplemented from time to time), none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign;
          (b) [Reserved]; and
          (c) other than any Inventory or Equipment in transit, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.5 (as such schedule may be amended or supplemented from time to time).
     5.6 Pledged Equity Interests, Investment Related Property.
          (a) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and
          (b) the Pledged Partnership Interests and the Pledged LLC Interests (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) are not “investment company securities” (as defined in Section 8-103(b) of the Uniform Commercial Code) and (iii) do not provide, in the related membership agreement or partnership agreement, as applicable, certificates, if any, representing such Pledged Partnership Interests or Pledged LLC Interests or otherwise, that they are securities governed by the Uniform Commercial Code of any jurisdiction.
     5.7 Intellectual Property.

          (a) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2(II) (as such schedule may be amended or supplemented from time to time), and except to the extent that it would not cause a Material Adverse Effect, owns or has the valid right to use and, where Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, except for, in the case of priority only, Liens permitted by Section 7.01 of the Credit Agreement (as each may be amended or supplemented from time to time);
          (b) except to the extent any such occurrence could not reasonably be expected to cause a Material Adverse Effect, all Intellectual Property owned by Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of issued Patents, is any of such Intellectual Property the subject of a reexamination proceeding, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every of its registrations and applications of Copyrights, Patents and Trademarks in full force and effect;
          (c) to the best of such Grantor’s Knowledge, all Intellectual Property owned by such Grantor is valid and enforceable; no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing against Grantor (except, in each case, for routine Office Actions or similar proceedings in the U.S. Patent and Trademark Office or U.S. Copyright office or similar administrative authorities);
          (d) all registrations and applications for Copyrights, Patents and Trademarks owned by each Grantor are standing in the name of each Grantor, and none of the material Trademarks, Patents, Copyrights or Trade Secrets owned by each Grantor has been exclusively licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 5.2 (II) (as each may be amended or supplemented from time to time), and all exclusive Copyright Licenses for registered copyrightable works to which Grantor is the licensee have been properly recorded in the U.S. Copyright Office;
          (e) except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case, consistent with industry standards;
          (f) each Grantor has taken commercially reasonable steps to protect the confidentiality of its material Trade Secrets in accordance with industry standards;
          (g) each Grantor uses reasonable standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks of such Grantor and has taken reasonable action to ensure that all licensees of the Trademarks owned by such Grantor use such reasonable standards of quality;
          (h) to the knowledge of each Grantor, the conduct of such Grantor’s business does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; no claim has been made, is pending or, to the knowledge of each Grantor, is threatened in writing against Grantor, alleging that the use of any Intellectual Property owned or used by such Grantor infringes upon, dilutes, misappropriates or otherwise violates the Intellectual Property of any other Person, and no demand that such Grantor enter into a license or co-existence agreement or become a defendant in Intellectual Property litigation has been made in writing against such Grantor but not resolved
          (i) the best of each Grantor’s knowledge, no other Person is infringing upon, misappropriating, diluting or otherwise violating any rights in any Intellectual Property owned by such Grantor; and;
          (j) no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor in a manner that could materially adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property.
SECTION 6. COVENANTS AND AGREEMENTS.
Each Grantor hereby covenants and agrees that:
     6.1 Grantor Information & Status.
          (a) Without limiting any prohibitions or restrictions on mergers or other transactions as permitted by in the Credit Agreement, it shall not change such Grantor’s name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business (or principal residence if such Grantor is a natural person), chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Administrative Agent in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Administrative Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Administrative Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby.
     6.2 Collateral Identification; Special Collateral.
          (a) in the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, it shall promptly notify there Administrative Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Administrative Agent may reasonably request in order to ensure that the Administrative Agent has a valid, perfected, first priority security interest in such Collateral, subject to any Liens permitted by Section 7.01 of the Credit Agreement.
          (b) in the event that it hereafter acquires or has any Commercial Tort Claim the value of exceeds $100,000 it shall deliver to the Administrative Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
     6.3 Ownership of Collateral and Absence of Other Liens.

          (a) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Liens permitted by Section 7.01 of the Credit Agreement, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;
          (b) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Administrative Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral, the ability of any Grantor or the Administrative Agent to dispose of the Collateral, or the rights and remedies of the Administrative Agent in relation thereto, including, without limitation, the levy of any legal process against any material portion of the Collateral; and
          (c) it shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.
     6.4 Status of Security Interest.
          (a) Subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Administrative Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject to Liens permitted by Section 7.01 of the Credit Agreement).
          (b) Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control or (ii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.
     6.5 Goods & Receivables.
          (a) it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Administrative Agent;
          (b) if any Equipment or Inventory with a value of $500,000 or more is in possession or control of any warehouseman, bailee or other third party (other than a Consignee under a Consignment for which such Grantor is the Consignor), each Grantor shall join with the Administrative Agent in notifying the third party of the Administrative Agent’s security interest and using its commercially reasonable efforts to obtain the consent of such third party to permit the Administrative Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Administrative Agent so elects; and with respect to any Goods subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods;
          (c) [Reserved];
          (d) following and during the continuation of an Event of Default and notice to the appropriate Grantor, the Administrative Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Administrative Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, the Administrative Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Administrative Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Administrative Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in the Collateral Account maintained under the sole dominion and control of the Administrative Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Administrative Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.
     6.6 Pledged Equity Interests, Investment Related Property.
          (a) Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Administrative Agent over such Investment Related Property (including, without limitation, delivery thereof to the Administrative Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Administrative Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest.
          (b) Voting .
          (i) So long as no Event of Default shall have occurred and be continuing:
(1)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Investment Related Property or any part thereof; and
          (ii) Upon the occurrence and during the continuation of an Event of Default and upon two (2) Business Days prior written notice from the Administrative Agent to such Grantor of the Administrative Agent’s intention to exercise such rights:
(1)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all necessary proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth in Section 8.1.
          (c) except as expressly permitted by the Credit Agreement, without the prior written consent of the Administrative Agent, it shall not vote to enable or take any other action to: (a) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Administrative Agent’s security interest, (b) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (c) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, or (d) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt;
          (d) except as expressly permitted by the Credit Agreement, without the prior written consent of the Administrative Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a CFC, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2 and (iii) Grantor promptly complies with the delivery and control requirements of Section 4 hereof; and
          (e) without the prior express written consent of the Administrative Agent, it will not agree to any election by any partnership or limited liability company to treat the Pledged

Partnership Interests or Pledged LLC Interests, as applicable, as securities governed by the Uniform Commercial Code of any jurisdiction an in any event will promptly notify the Administrative Agent in writing if the representation set forth in Section 5.6(b) hereof becomes untrue for any reason and, in such event, take such action as the Administrative Agent may reasonably request in order to establish the Administrative Agent’s “control” (within the meaning of Section 8-106 of the Uniform Commercial Code) over such Pledged Partnership Interests or Pledged LLC Interests.
     6.7 Intellectual Property.
          (a) it shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, dedicated to the public, forfeited, or unenforceable, or which would materially adversely affect the validity, grant, or enforceability of the security interest granted therein;
          (b) it shall not, with respect to any Trademarks owned by such Grantor included in the Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;
          (c) it shall, within thirty (30) days of being granted an exclusive license to any registered Copyrightable work which is material to the business of Grantor, record such license, in the United States Copyright Office;
          (d) it shall promptly notify the Administrative Agent if it knows that any item of Material Intellectual Property that Grantor owns may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, (c) subject to any material adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any such determination or development in, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (d) the subject of the imminent exercise of or any written notice of an intent to exercise any reversion or termination rights;
          (e) it shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright that constitutes Material Intellectual Property owned by any Grantor, including, but not limited to, those items on Schedule 5.2 (II) (as each may be amended or supplemented from time to time);
          (f) in the event that any Material Intellectual Property owned by any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, if Grantor determines litigation is appropriate in its reasonable business judgment, the initiation of a suit for injunctive relief and to recover damages;

          (g) it shall take reasonable steps, consistent with industry standards, to protect the secrecy of all material Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents
          (h) except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, it shall use proper statutory notice in connection with its use of any of the Patents, Trademarks and Copyrights that constitute Material Intellectual Property, in each case, consistent with industry standards; and
          (i) it shall continue to collect, at its own expense, all material amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof.
     6.8 [Reserved].
     6.9 As-Extracted Collateral. If a Grantor shall acquire any interest in any active mine portal or any preparation plant or any As-Extracted Collateral then, in each case, unless such mine portal site or preparation plant is included on Schedule 6.9 hereto, such Grantor shall (i) provide notice thereof to the Administrative Agent within 30 days of such acquisition, together with a supplement to Schedule 6.9 reflecting such acquisition, (ii) deliver to the Administrative Agent a fully completed financing statement in appropriate form for filing covering such As-Extracted Collateral (which financing statements shall include the name of the record owner of the real estate if other than the Grantor and real estate descriptions sufficient to enable the Administrative Agent to record the financing statements in the appropriate real property records) and (iii) reimburse the Administrative Agent for all related filing fees and any recording or stamp taxes due in connection with such filings.
SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
     7.1 [Reserved].
     7.2 Further Assurances.
          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect and maintain the validity, effectiveness and priority of any security interest granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
          (i) at the Administrative Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Administrative Agent’s security interest in all or any part of the Collateral; and
          (ii) furnish the Administrative Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Administrative Agent may reasonably request from time to time.

          (b) Each Grantor hereby authorizes the Administrative Agent to file a Record or Records, including, without limitation, financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.
          (c) Each Grantor hereby authorizes the Administrative Agent to modify this Agreement after obtaining such Grantor’s signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented as provided in this Agreement) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
          (d) Notwithstanding anything to the contrary in this Agreement, no Grantor shall be obligated to update any schedule except (i) concurrently with the delivery of the Borrower’s financial statements in accordance with Section 6.01 of the Credit Agreement or (ii) promptly upon the request of the Administrative Agent during an Event of Default, and no default shall result from any failure to update a schedule other than in accordance with this Section 7.2(d).
     7.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Administrative Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 8. ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT.
     8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

          (a) upon the occurrence and during the continuance of any Event of Default and, after notice to the appropriate Grantor, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Administrative Agent pursuant to the Credit Agreement;
          (b) upon the occurrence and during the continuance of any Event of Default and, after notice to the appropriate Grantor, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default and, after notice to the appropriate Grantor, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
          (d) upon the occurrence and during the continuance of any Event of Default and, after notice to the appropriate Grantor, to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral;
          (e) to prepare and file any UCC financing statements against such Grantor as debtor;
          (f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;
          (g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Liens permitted by Section 7.01 of the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Administrative Agent in its sole discretion, any such payments made by the Administrative Agent to become obligations of such Grantor to the Administrative Agent, due and payable immediately without demand; and
          (h) upon the occurrence and during the continuance of any Event of Default and after notice to the appropriate Grantor generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     8.2 No Duty on the Part of Administrative Agent or Secured Parties. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. The Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 9. REMEDIES.
     9.1 Generally.
          (a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
          (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;
          (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
          (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Administrative Agent deems appropriate; and
          (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable.
          (b) The Administrative Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Administrative Agent, as administrative agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Administrative Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Administrative Agent hereunder.
          (c) The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (d) The Administrative Agent shall have no obligation to marshal any of the Collateral.
     9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Administrative Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder (in its capacity as the Administrative Agent and not as a Lender) and all advances made by the Administrative Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Lenders, the Hedge Banks and the Cash Management Banks; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     9.3 Sales on Credit. If Administrative Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by

Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Administrative Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Administrative Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
     9.5 Grant of Intellectual Property License
     Solely for the purpose of enabling the Administrative Agent, solely during the continuance of an Event of Default, to exercise rights and remedies under Section 8 and 9 hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient quality control provisions and inspection rights in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired or created by such Grantor, and included in the Collateral. Such license shall include, to the extent permissible under all applicable licenses, access to all media in which any above-licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
     9.6 [Reserved].
     9.7 Cash Proceeds; Deposit Accounts. (a) In the event that the Loans have been accelerated, or prior to an acceleration, upon the request of the Administrative Agent if an Event of Default shall have occurred and be continuing, in addition to the rights of the Administrative Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items

(collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required) and held by the Administrative Agent in the Collateral Account. Any Cash Proceeds received by the Administrative Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Administrative Agent, (A) be held by the Administrative Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Administrative Agent against the Secured Obligations then due and owing.
     (b) If any Event of Default shall have occurred and be continuing, the Administrative Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Administrative Agent to be applied against the Secured Obligations then due and owing.
SECTION 10. ADMINISTRATIVE AGENT.
     The Administrative Agent has been appointed to act as Administrative Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Administrative Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Secured Hedge Agreements (or, with respect to any Secured Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedge Agreement) under all Secured Hedge Agreements. For purposes of the foregoing sentence, settlement amount for any hedge that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate swap counterparties and reported to the Administrative Agent upon request; provided any Secured Hedge Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Administrative Agent including, without limitation, the provisions relating to resignation or removal of the Administrative Agent and the powers and duties and immunities of the Administrative Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.
SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the applicable L/C Issuer, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than contingent indemnification obligations not then due), the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the applicable L/C Issuer, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Administrative Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Administrative Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, including mortgage releases and financing statement amendments to evidence such release.
SECTION 12. STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM.
     The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by each Grantor under Section 10.04 of the Credit Agreement.
SECTION 13. MISCELLANEOUS
     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.02 of the Credit Agreement. No failure or delay on the part of the Administrative Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Administrative Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantors and the Administrative Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
     THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “SUBMISSION TO JURISDICTION”, “WAIVER OF VENUE”, “SERVICE OF PROCESS” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

          IN WITNESS WHEREOF, each Grantor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PATRIOT COAL CORPORATION, as Grantor
By:	/s/ Mark N. Schroeder
	Name:	Mark N. Schroeder
	Title:	Senior Vice President & Chief Financial Officer
Grantors:

AFFINITY MINING COMPANY
APPALACHIA MINE SERVICES, LLC
BEAVER DAM COAL COMPANY, LLC
BLACK STALLION COAL COMPANY, LLC
BLACK WALNUT COAL COMPANY
BLUEGRASS MINE SERVICES, LLC
CENTRAL STATES COAL RESERVES OF
KENTUCKY, LLC
CHARLES COAL COMPANY, LLC
CLEATON COAL COMPANY COAL PROPERTIES, LLC
COAL RESERVE HOLDING LIMITED
LIABILITY COMPANY NO. 2
COLONY BAY COAL COMPANY
COOK MOUNTAIN COAL COMPANY, LLC
DIXON MINING COMPANY, LLC
DODGE HILL HOLDING JV, LLC
DODGE HILL OF KENTUCKY, LLC
DODGE HILL MINING COMPANY, LLC
EASTERN ASSOCIATED COAL, LLC
EASTERN COAL COMPANY, LLC
EASTERN ROYALTY, LLC
FORT ENERGY, LLC
GRAND EAGLE MINING, INC.
HCR HOLDINGS, LLC
HIGHLAND MINING COMPANY, LLC
HILLSIDE MINING COMPANY
INDIAN HILL COMPANY
INTERIOR HOLDINGS, LLC
JARRELL’S BRANCH COAL COMPANY
LOGAN FORK COAL COMPANY
MARTINKA COAL COMPANY, LLC
MIDWEST COAL RESOURCES II, LLC

[Patriot Security Agreement]

MOUNTAIN VIEW COAL COMPANY, LLC
NORTH PAGE COAL CORP.
OHIO COUNTY COAL COMPANY, LLC
PATRIOT COAL COMPANY, L.P.
PATRIOT COAL SALES LLC
PATRIOT LEASING COMPANY LLC
PATRIOT MIDWEST HOLDINGS, LLC
PEABODY COAL COMPANY, LLC
PINE RIDGE COAL COMPANY, LLC
POND CREEK LAND RESOURCES, LLC
RIVERS EDGE MINING, INC.
SENTRY MINING, LLC
SNOWBERRY LAND COMPANY
STERLING SMOKELESS COAL COMPANY, LLC
UNION COUNTY COAL CO., LLC
YANKEETOWN DOCK, LLC,
as Grantors

Executing this Agreement as Vice-President and Assistant Treasurer of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption “Grantors”

By:	/s/ Robert L. Mead
Robert L. Mead
Vice-President and Assistant Treasurer

[Patriot Security Agreement]

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Todd Mac Neill
	Name:	Todd Mac Neill
	Title:	Vice President
[Patriot Security Agreement]